Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Issuer Free Writing Prospectus dated November 30, 2020

Relating to Preliminary Prospectus dated November 16, 2020

Registration Statement No. 333-248876

Wunong Net Technology Company Limited

5,000,000 Ordinary Shares

Free Writing Prospectus

Wunong Net Technology Company Limited Investor Presentation

This free writing prospectus relates to the initial public offering of 5,000,000 ordinary shares of Wunong Net Technology Company Limited (the “Company”) and the resale of an additional 999,911 ordinary shares by certain shareholders and should be read together with its registration statement, Amendment No. 2 to Form F-1 and its preliminary prospectus, which were filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2020 and may be access through the following weblink: https://www.sec.gov/Archives/edgar/data/1787803/000149315220021783/formf-1a.htm

Wunong Net Technology Company Limited will file a final prospectus with the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus (including the risk factors described therein) and other documents Wunong Net Technology Company Limited has filed with the SEC for more complete information about Wunong Net Technology Company Limited and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from Boustead Securities, LLC if you request it by calling + 1 (949) 502 4408 or by mailing to Boustead Securities, LLC, Attn: Daniel McClory, 6 Venture, Suite 395, Irvine, CA 92618, USA.

物农网

WUNONG NET TECHNOLOGY COMPANY LIMITED

NASDAQ IPO – COMPANY PRESENTATION

December 2020

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Issuer Free Writing Prospectus, Cautionary Statement Concerning Forward Looking Statements

物农网

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended. This free writing prospectus related to the proposed initial public offering of ordinary shares of Wunong Net Technology Company Limited ("WNW" or the "company""), which are being registered on a registration statement on Form F-1/A (File No. [ ]) (the "Registration Statement"). The Registration Statement has not yet been declared effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents WNW has filed with the United States Securities and Exchange Commission ("SEC") for more complete information about WNW and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, WNW and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949.502.4408 or by email at offerings@boustead1828.com or standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets,6 Venture, Suite 395, Irvine, CA 92618,USA.

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "hopes" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward looking events discussed in this document and other statements made from time to time by us or our representatives might not occur. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is now guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

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IPO Summary

Issuer	Wunong Net Technology Company Limited (the "Company")
Exchange & Ticker	Nasdaq Capital Market: WNW
Ordinary Shares Outstanding Prior to Completion of the IPO	20,000,000 Ordinary Shares
Ordinary Shares Offered by the Company	5,000,000 Ordinary Shares
Ordinary Shares Offered by Selling Shareholders	999,911 Ordinary Shares
Ordinary Shares Outstanding Immediately After the Offering	25,000,000 Ordinary Shares
Offering Price	US$4.00 to US$6.00 per share
Use of Proceeds	• 50% for general working capital • 30% for research and development • 10% for expanding the restaurant business • 10% for brand development and marketing
Lead Underwriter	Boustead Securities, LLC offerings@boustead1828.com
Issuer's U.S. Legal Counsel	Sichenzia Ross Ference LLP
Underwriter's U.S. Legal Counsel	Ortoli Rosenstadt LLP
Auditor	Friedman LLP

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

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Company Profile

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物农108
健康快乐到你家

We are an e-commerce company using our innovative platform to sell a myriad of food products through our online retail store.

We are committed to providing our customers with safe, high-quality, nutritious, tasty and non-genetically modified food products through our portfolio of trusted and well-known suppliers.

By optimizing our website and utilizing real-time data, we are able to view consumer trends and match supply with demand for our food products.

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

3

Business Model

物农网 物农108 健康快乐到你家

物农好运转

Wunong Online Platform

Designed to provide primarily clean food to customers in China

Wunong108

Premium product line to be launched jointly with supplier brands

Online memberships and sales
Competitively priced and of superior quality
New revenue stream
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Restaurant Franchises

Franchised restaurants to be opened offering our food products and equipped with a grocery section that sells our products

Customers using Wunong's platform are able to order customized food products specially-grown and cultivated for them.

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

4

Key Figures

物农网 物农108 健康快乐到你家

Sales Revenue
As of June 30, 2020
(US$
'000)
1,077
7,683
2,463
2,990
FY2018
FY2019
1H2019
1H2020

99+
Local Service Centers

613%
Sales revenue growth from FY18 to FY19

16
Provinces with service centers

398.9k+
Registered members of www.wnw108.com (as of 12/31/2019)

Financial numbers are estimated, audited (FY18 and FY19 figures) and unaudited (FY20 figures) and are subject to change.

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

5

Competitive Strengths

Innovative Platform

- Wunong's innovative platform focuses on providing verified "clean" food products to customers in China

Nation-Wide Sales Network

- Over 99 local service centers across 16 provinces in China, serving over 398,884 registered customers, of whom 85,596 are monthly active customers
- Network of approximately 28,420 registered search agents who search for and identify high-quality food products throughout China

Pre-Ordering Service

- Provides customers with the ability to pre-order food products specially cultivated for them
- Reflects the market demand of a more affluent customer base

Extensive supply chain support

- Diverse and extensive inventory supported by over 16 suppliers

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.
6

E-commerce platform focused on safe, high-quality food

物农网 物农108 健康快乐到你家

E-commerce platform

- WeChat app store
- www.wnw108.com app

Quality control team

- 10 member QC team (as of November 2020)
- Products inspected annually
- 11-point checklist at on-site inspections projected to resume in January 2021

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Quality food

- 500+ quality products (as of 12/31/2019)
- Organic Food products
- Green Food products

Extensive supply chain support

- Over 16 suppliers (as of 12/31/2019)
- 283,812mu of production sites (as of 12/31/2019)

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

7

Extensive Sales Channel

物农网 物农108 健康快乐到你家

The company's agricultural e-commerce service covers 16 provinces in China.

Solid user base and distribution team
(figures as of 12/31/2019)

- 398,884+ registered members
- Approximately 28,420 registered customer/search agents
- Approximately 85,594 monthly active users

- 16 provinces
- 99+ local service centers

Covering most of China
(as of November 2020)

Darker colors correspond to more local service centers in a particular region.

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

8

Business Model

物农网
Gather custom needs of members
Custom order from suppliers
Products delivered to members
（Wunong model）
user
user
user
retailer
wholesaler
acquirer
Farms
（Traditional model）

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

9

Experienced and seasoned management team

物农网 物农108 健康快乐到你家

Peijiang Chen

Chairman

- Extensive experience in company management
- Served as the Legal Representative of Shenzhen Yue Long Teng Da Sports Information Technology Limited Company and Chairman of Wunong Technology (Shenzhen) Co., Ltd.
- Earned degree in Electrical Automation in Industrial Enterprises from Jilin Teachers College of Engineering

Xiaogang Qin

CEO

- Agriculture and agricultural products technology specialist with extensive experience in management
- Joined Wunong in 2019
- Earned degree in Agricultural Product Storage and Processing from China Agricultural University
- Previously the General Manager of Shenzhen Zao Hua Xiang Ecological Food Co., Ltd. and Brand Director at Hainan Ye Dao Alcohol Industry Development Co. Ltd.

Changbin Xia

Director

- Extensive experience in company management, financing, and marketing
- CEO of Wunong Shenzhen from 2017 to 2019
- Worked as manager at several industrial supply and trading companies
- Former Guard Team Sergeant with the Sichuan PAP (China People's Armed Police Force)

Hanwu Yang

Director

- Over 10 years of experience in marketing
- Joined Wunong Shenzhen in 2017 as General Manager
- Earned degree in Chinese Language and Literature from Shanxi Normal University
- Current Marketing Director of Wunong Shenzhen

Lin He

CFO

- Over 6 years of financial management experience
- Certified Public Accountant
- Earned degree in Financing from Hunan University of Technology and Business
- Previously worked as accountant and auditor at Pan-China Certified Public Accountants
- Former Financial Manager and Risk Management Director at Zhong Cai International Fund Management

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

10

Investment Highlights

1. Membership-based e-commerce platform focused on the sale of safe, high-quality, nutritious, tasty and non-genetically modified food
2. Extensive sales channel featuring commission incentives for members' product referrals to other members
3. Food sourced from a variety of suppliers that are discovered and engaged through multiple channels
4. 613% revenue growth from FY18 to FY19
5. Experienced and seasoned management team

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

11